E-Filed

Colorado Secretary of State
Date and Time: 05/13/2014 02:18 PM
ID Number: 20071511407

Document number: 20141301454
Amount Paid: $25.00

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies of filed documents, visit www.sos.state.co.us.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20071511407

1. Entity name: Univest Tech, Inc.
   (If changing the name of the corporation, indicate name before the name change)

2. New Entity name: (if applicable) ____________________

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________________ *(mm/dd/yyyy)*

   or

   If the corporation's period of duration as amended is perpetual, mark this box: ☐

7. *(Optional)* Delayed effective date: ____________________ *(mm/dd/yyyy)*

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Fontanini	Angela		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

2750 Womble Road
(Street name and number or Post Office information)
Suite 107

San Diego	CA	92106
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Article II, Section 1 has been amended as follows:

Section 1: Number. The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000) Common Shares of one class, with unlimited voting rights, all with a par value of $0.001 per share and One Million (1,000,000) Preferred Shares, all with a par value of $0.10 per share, to have such classes and preferences as the Board of Directors may determine from time to time.